EXHIBIT 16.1
KBL LLP

May 8, 2008

US Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Dear Sirs:

We have read the statements of UNITED AMERICAN CORP. pertaining to our firm included under Item 4.01 of Form 8-K dated May 8, 2008 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ KBL, LLP
KBL, LLP